UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2017

Stanley Black & Decker, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	1-5224	06-0548860
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive, New Britain, Connecticut		06053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 225-5111

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2017, Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”) entered into a 364-Day Credit Agreement (the “Credit Agreement”) with each of the initial lenders named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., JP Morgan Chase Bank, N.A., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as lead arrangers and book runners, and JP Morgan Chase Bank, N.A., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as syndication agents.

The Credit Agreement consists of a $1.25 billion revolving credit loan (“Revolving Credit Loan”) and a sub-limit of an amount equal to the Euro equivalent of $400 million for swing line advances (“Swing Line Advances”), which may be drawn by the Company and its subsidiaries which are designated as Designated Borrowers under the Credit Agreement (each, a “Borrower”). The Company guarantees its obligations and the obligations of each Designated Borrower under the Credit Agreement.

Borrowings under the Revolving Credit Loan may be made in US Dollars or Euros and borrowings under the Swing Line Advances shall be made in Euros, pursuant to the terms of the Credit Agreement. Borrowings under the Revolving Credit Loan bear interest at a floating rate or rates equal to, at the option of the Company, the Eurocurrency Rate or the Base Rate, plus the applicable margin specified in the Credit Agreement. Swing Line Advances bear interest at the Overnight Rate plus the applicable margin specified in the Credit Agreement.

The Company must repay all Revolving Credit Advances by the earlier of (i) December 19, 2018 or (ii) the date of termination in whole, at the election of the Company, of the commitments by the lenders under the Credit Agreement (the “Termination Date”). The Company may, however, convert all Advances outstanding on the Termination Date in effect at such time into a term loan (“Term Loan”), provided that the Company, among other things, pays a fee to the administrative agent for the account of each lender. The Term Loan shall be repaid in full no later than the first anniversary of the Termination Date. The Company must repay all Swing Line Advances by the earlier of (i) the Termination Date and (ii) seven business days after such Swing Line Advance is made.

Each Borrower may prepay Advances, subject to the terms and conditions of the Credit Agreement. In addition, the Company may be required, upon the request to the Required Lenders, to prepay any borrowings under the Credit Facility upon a change of control.

The proceeds under the Credit Agreement may be used for general corporate purposes. None of the proceeds from the Credit Agreement were drawn down at closing.

The Credit Agreement contains customary affirmative and negative covenants that include, among other things:

•	maintenance of an interest coverage ratio;

•	a limitation on creating liens on certain property of the Company and its subsidiaries;

•	a restriction on mergers, consolidations and sales of substantially all of the assets of the Company or its subsidiaries; and

•	a restriction on entering into certain sale-leaseback transactions.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Credit Agreement.

The description contained herein is a summary of certain material terms of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with its entry into the Credit Agreement, the Company terminated the 364-Day Credit Agreement, dated January 18, 2017 with each of the initial lenders named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., Goldman Sachs Bank USA and Wells Fargo Securities, LLC, as lead arrangers and book runners, and Goldman Sachs Bank USA and Wells Fargo Bank, National Association, as syndication agents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	364-Day Credit Agreement, made as of December 20, 2017 among Stanley Black & Decker, Inc., the initial lenders named therein and Citibank, N.A. as administrative agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY BLACK & DECKER, INC.

Date: December 20, 2017	By:	/s/ Janet M. Link
	Name:	Janet M. Link
	Title:	Senior Vice President, General Counsel and Secretary